Exhibit 99.2

John O’Rourke:

Thank you and good afternoon everyone.

I will begin by conveying our sincere thanks to investors, employees, and supply chain partners, as well as to our utility clients for their patience and continued commitment to our partnerships throughout the special committee investigation and restatement process.

Lime Energy has turned a corner today.  The restatement of our fiscal year 2008 thru 2011 and first quarter 2012 financials marks the end of a thorough internal investigation and re-audit of our financials.  It represents the culmination of careful evaluation of our internal controls, policies and procedures.  During the investigative and restatement process we identified material weaknesses in 3 areas: control environment, regional business operations and accounting, and method and procedural deficiencies in the timing of revenue recognition.  Jeff will elaborate more on this during his remarks.

We have implemented numerous remediation steps to improve our internal financial controls and oversight; we are beginning the process of strengthening our board and we will continue to add depth and new capabilities to our finance organization and senior management team.  In addition, we have begun an extensive business improvement process focused on financial, operational and day-to-day business performance visibility.

Given the extent and thoroughness of our evaluation over the last year, we are pleased to once again turn our focus, energy and efforts to the future performance of the business.

Following the divestiture of the ESCO business to PowerSecure, we have taken a deep dive into our business over the last five months.  We’ve spoken with our employees, met with our entire supply chain partner network and consulted with our key clients.  We have examined our challenges and evaluated our greatest opportunities in order to fully understand our future growth prospects and restore confidence to all of our stakeholders.  As a result of this continuing process, we have begun to take the necessary and critical steps to get the company on the right track and position it for gross margin growth later this year without buckling the foundation on which the business was built or compromising the value of the enterprise.

First and foremost, our employees are still with us and striving collectively to push the company forward, our major suppliers have stuck with us thru the entire process, and our clients continue to work with us and in some cases expand their existing engagements.  We had eight utility program clients coming into the process; we now have nine.  This speaks volumes to the strength of the business solution we provide and the continuing confidence all of our stakeholders have in the future of the business.

Following the internal review process, we have focused the company’s efforts on one business line — the administration and implementation of utility energy efficiency programs for small to mid-sized commercial and industrial customers.  All of our talent and resources are now directed to this offering, which competes in the $6.9 billion rate-payer funded energy efficiency market.  I will address the details of our offerings and the market opportunity in a few moments.

In the past, Lime Energy was an energy solutions company pointed at the large commercial and industrial and public sector markets.  In the C&I business, we were regionally deployed in key geographic regions selling a return on investment solution directly to C&I customers.  It was predominantly engaged in upgrading old and inefficient lighting with new more efficient lighting.

It was open competition on a customer-by-customer basis with an average utility incentive of 30 percent of the solution cost.  The combination of the split incentive between building owners and tenants, the economic downturn in 2008, a significant increase in competition due to the slowdown in general construction and an overall lack of available practical project finance vehicles caused us to conclude that the market growth opportunity as originally envisioned was not sustainable.

Our ESCO business was pointed at the public sector, or MUSH market, from the vantage point of serving the ESCO community who predominantly developed, sold and financed energy solutions projects to these markets.  This business was primarily an engineering and construction group built to serve the ESCO community in these larger, public projects.  Despite the announcement of the need to restate our financial statements, we won

$30 million of new contract awards last fall.  However, during this same time we lost the confidence of our project surety partners due to the continued delays in restating our financials. This resulted in collateral demands that were not feasible given the financial condition of the company at that time.  Without the ability to bond these new projects we were sure to lose them.  We therefore concluded that the combination of a low growth horizon, our position in the market supply chain and continued uncertainty as to the timing of the restatement supported a quick divestiture to try to realize the value of this business before it completely evaporated.  We were successful in closing the sale on what we believed to be fairly favorable terms earlier this year.

In 2009, we began providing energy efficiency programs directly to utilities, leveraging the legacy experience of the C&I and Public Sector businesses in sales, marketing, engineering and construction.

This diversity of in-house capabilities allowed Lime’s utility business to develop unique integrated solutions at a time when utilities were facing increasing regulatory pressure to deliver energy efficiency.

We developed and harnessed the intellectual capital of our team’s 25 years of selling energy efficiency to commercial customers — along with the associated historical energy and cost data - into a powerful technology platform that enables the cost effective acquisition of energy efficiency for utilities, at scale, in their hard to reach markets.  In particular we focused on their small business customers.

Today this is our only business.  It is focused, timely, easy to understand and easy to measure.  It also plays to Lime’s competitive strengths in the market.  Unlike our former C&I business, where we acted principally as a subcontractor, we now sell energy efficiency to utilities, and under these utility programs we have exclusive territories, compelling incentives, and our current utility contracts average three years in duration.  Unlike our former Public Sector business, we are at the top of the food chain and interact every day with our utility clients, including some of the nation’s largest electric utilities.  Today we are the leading direct install firm as measured by consistency in delivering on program savings goal commitments, and earlier this year we received the prestigious Super Nova Star of Energy Efficiency Award from the Alliance to Save Energy in recognition of our innovative solutions and our contribution to utility energy efficiency.

The current $6.9 billion rate-payer funded energy efficiency market is comprised of programs promoting energy efficiency, load management/demand response and evaluation, measurement, and verification.  This market is forecasted to grow to between $9.5 and $14.3 billion by 2025.  Our research into this segment indicates that current spending on direct install programs for small to mid-sized commercial customers is approximately 5% of all U.S. energy efficiency programs.  Given the increasing emphasis on targeting these customers for energy efficiency resource acquisition and the associated benefits of customer engagement for our utility clients, we believe that this market could grow to 10% of all customer funded spending by 2020.  As utilities look to utilize the direct install delivery model for other customer segments, and Lime Energy continues to add services to our utility offerings, we believe that we will increase our market opportunity across the customer-funded energy efficiency market.

We plan to achieve this growth in both market and market share by:

Developing and deploying direct install programs in states that are driving energy efficiency programs and regulations;

Expanding existing programs into new territories with affiliates of existing utility clients; and

Expanding product and service sets within existing programs and new program opportunities.

Having said all this, it is important to understand that given the experience of the past year we are still a work in progress.  We are faced with several difficult and important challenges that will require comprehensive and aggressive measures to overcome.  Our margin profile has much room for improvement off of 2012 levels, our balance sheet needs work, our SGA cost as a percent of revenue is still too high and our technology and IT infrastructure needs further investment and development.

In order to tackle these challenges head on, we have recently moved quickly to launch a focused set of initiatives that encompass cost reduction, organizational design, procurement, training and technology improvement. We are expanding our executive and finance team, relocating key personnel into our North Carolina headquarters with the intention of keeping a sustained focus on managing and executing these initiatives.

In March of this year we began a detailed process mapping exercise of all functions inside the company, the objective being to establish a common understanding of the business for employees at every level in the organization.  This generated an informed review of where the business was, how it was performing and highlighted immediate areas for improvement.  We have centralized our procurement process, reorganized our operating and corporate service groups, launched an intensive employee training program and bolstered our technology platform to provide targeted lead generation, sales and implementation data that provides accurate and near real time operational data that vastly improves visibility onto the business for everyone.  We expect that these initiatives will move the gross margin needle over time.

I will summarize my thoughts at the end of the presentation and with that hand it over to Jeff.

Jeff Mistarz:

Good afternoon everyone one.  Thanks for joining us this afternoon for this earnings call.

This past year has been a difficult one for Lime Energy, our employees and our stockholders, and we appreciate everyone that has stuck with us through these difficult times.

I will start the financial overview by providing some additional information regarding the restatement process.

As we stated in our earnings press release, based on an internal review of certain accounts and transactions, on July 13th of last year I determined that revenue in our utility division had been misreported and informed John.  Immediately upon coming to this conclusion, we contacted our outside securities counsel and the head of our audit committee.  I won’t repeat the timeline that is presented in our press release, but suffice to say, this was the start of an intensive review of tens of thousands of transactions and many more emails.  As a part of this we discovered that the issue was not isolated to our utility division.

Let me provide some background on the nature of the problems we found.  Under percentage of completion accounting, revenue is recognized based on the costs incurred relative to the total expected cost to complete the project.  So for example, if 50% of the expected costs have been incurred, 50% of the revenue will be recognized.  Our investigation found that costs were being recognized earlier than appropriate for the purpose of accelerating revenue recognition and other revenue was recognized that was fictitious.  As a result of our investigation and at the recommendation of the Audit Committee, we terminated seven employees that we determined were colluding in various aspects of the misreporting of revenue.

To determine the proper timing of costs, with the assistance of an outside forensic accounting firm and investigating attorneys, we reviewed all significant transactions recorded during the restatement period to determine if the cost had in fact been incurred, and if so, when.  This was a tedious and time consuming process involving the review of more than 36,000 documents and hundreds of thousands of emails.  Once we had determined the proper timing for project related costs, we recalculated our revenue and related balance sheet accounts for the 17 quarterly periods from January 2008 through March 2012.

The result of all this work was the identification of $14.2 million of revenue that was reversed because it was not supported by valid customer contracts and is never expected to be realized.  Adjustments to correct the timing of valid revenue that was recognized earlier than appropriate resulted in  a reduction of $301 thousand of 2008 revenue, $5.0 million of 2010 revenue, $12.4 million of 2011 revenue and $20.7 million of 2011 revenue.  Approximately $7.6 million of this revenue pushed into the first quarter of 2012, increasing the revenue in that period. About $16.1 million more was recognized during the final nine months of 2012.  As of the end of December 2012 we still had about half a million dollars of revenue that had previously been accelerated to recognize, which we expect to be recognized during 2013.

The cumulative earnings impact through March 2012 was approximately $9.6 million, or about 7% of our previously reported accumulated deficit through the first quarter of 2012.  About half of this will be recovered in periods after March 2012 as the delayed revenue is recognized.

To reduce the risk of this ever happening again we have implemented a number of changes to our internal controls and we plan to continue to review and improve our controls where we feel necessary.  It has been a long, painful and expensive process, but we believe we promptly took all the appropriate steps necessary to ensure the integrity of our accounting processes in the future.

About a half an hour ago we filed two documents with the SEC, our Quarterly report on form 10-Q for the period ended September 30, 2012 and our annual report on form 10-K for the twelve month period ended December 31, 2012.  The 10-Q is somewhat of a super 10-Q in that it contains the restated financials for the first quarter of 2012 as well as the statements we would normally include in our second quarter and third quarter reports.  This includes restated financials for the periods ended March 31, 2011, June 30, 2011, September 30, 2011 and March 31, 2012 and the notes contain comparisons of the restated financials to the financials as they were originally filed.

The 10-K contains financial statements for the twelve month periods ended December 31, 2012 and restated financials for the twelve month periods ended December 31, 2011.  Note 2 includes comparisons of the restated income statements, balances sheets and cash flows statements for the years ended 2008, 2009, 2010 and 2011 to these statements as they were originally filed.

There is a lot covered in these documents, but in the interest of time I will only provide color to the 2012 results.  I will start with explaining what is in continuing and discontinued operations.

Our discontinued operations includes the public sector business, the majority of which was sold to PowerSecure in February 2013, and Lime Energy Asset Development.  John has already explained the events that led up to the decision to sell the ESCO business, which made up the majority of our public sector business.  There were a few public sector contracts that we did not transfer because they were nearly complete, though it can take months to get final sign-off and close out some of these larger projects.  We expect that these should all be closed out before the end of 2013.

With the sale of the public sector business, having an asset development business was no longer strategically important to us, so after over two years of trying to get traction in this business we decided to shut it down at the end of 2012.  There was strong interest in the services that this business was offering, but we found it very difficult to secure financing for the projects they were working to develop.

Activities included in continuing operations are our utility business, activities related to our contract with the US Army Corps of Engineers under their facility repair and renewal or “FRR” program, our HVAC service business located in Bethlehem

Pennsylvania, and GES-Port Charlotte, which owns the Zemel Road landfill-gas to electricity plant we own in Punta Gorda, Florida.

Of the three businesses that remain, the utility business is expected to generate almost 90% of our 2013 revenue and to be the source of our future growth.  The FRR contract is winding down and with the uncertainty regarding our ability to obtain surety bonds for this business without posting significant collateral, we may not be able to bid on contracts under this program in the future, in which case once we complete our existing contracts this business will be shut down or divested as appropriate.  Our service business is small, only about $1 to $2 million in revenue and is expected to remain small.  I will discuss our plans for the landfill plant in a few moments.

The following discussion of the 2012 results will only cover the results of our continuing operations.

Revenue from continuing operations increased $1.5 million or 3.5% to $43.4 million during 2012.  Contributing to this increase was higher revenue from our utility business, which saw its revenue increase about $5.7 million, or 19%, and a $622 thousand increase in revenue from GES-Port Charlotte, which completed its first full year of operation during 2012.  This was partially offset by lower revenue derived from the FRR contract.  Revenue under the FRR contract varies depending on how many projects we are working on and the phase of the project.  We had fewer active projects during 2012 than we did during 2011 and these projects were either wrapping up or in the design phase for much of the year, which contributed to the lower revenue from this business.

The utility business benefited from a full year of contributions from our program with Long Island Power and the start-up of the Central Hudson and NStar programs, but this was partially offset by lower revenue from the National Grid program.  Most of our utility contracts have annual goals.  During 2011 we met our goal for National Grid by early fall and were given additional goals to make up for under-performing territories being run by other companies.  During 2012, we again met our goal by early fall, but did not receive as much additional goal for the year, contributing to the decline in revenue for this program over the prior year.  Our New Jersey Direct program delivered consistent results in 2012 and is expected to be a material portion of our 2013 revenue.

Increased revenue contributions from Central Hudson and NStar, in combination with contributions from our new AEP Ohio and Duke

Energy Progress contracts and to a lesser extent, PSE&G and the Efficiency Maine contracts, are all expected to contribute to higher revenue from the utility business in 2013.

Our consolidated gross profit increased $1.2 million, or 17.7%, to $7.9 million from $6.7 million earned in 2011.  Our gross profit margin improved from 16.0% in 2011 to 18.2% in 2012.  The increase in the gross margin was the result of a reduction in the portion of total consolidated revenue generated by the low margin FRR program, combined with an increase in the gross margin earned by the utility business, which benefited from improvements in operating efficiencies and increasing contributions from some of our new contracts which have higher associated margins.

Our SG&A expense increased $9.6 million, or 66.1%, to $24.2 million during 2012, from $14.6 million during the year earlier period.  SG&A as a percent of revenue increased from 34.8% in 2011 to 55.9% in 2012.  Costs related to the restatement and related stockholder lawsuits contributed $2.8 million to the 2012 increase in SG&A.  The balance of the increase in SG&A was due to the start-up of new utility programs and the annualization of costs associated with programs started in 2011.

As we entered 2012 we were operating under three utility programs: National Grid which started in late 2009, New Jersey Direct, which started in the spring of 2010 and Long Island Power, which began operation during the fourth quarter of 2011.  During 2012 we started-up, or were in the process of starting-up: Central Hudson, NStar, AEP Ohio, Duke Energy Progress, PSE&G and Efficiency Maine.  When we start-up a new program we incur several months of expenses before we start to generate any revenue, as we open an office in the territory, hire a program manager and staff, train the staff, prepare a marketing plan and materials and start calling on customers.  It usually takes three to six months before a program’s revenue reaches the level necessary to generate a profit.  During 2012, we had six programs in various stages of start-up, contributing to the increase in SG&A as a percentage of revenue.  We expect that SG&A as a percentage of revenue will decline during 2013, as revenue from new programs ramps up.

During 2012 we incurred impairment charges related to the Zemel Road Landfill-gas to electricity facility and the public sector business totaling $6.7 million.  During the fourth quarter we updated our projections for the Zemel Road facility based on the first year of operating results and expectations regarding planned improvements to the gas collection system.  The discounted expected future cash flows for the facility indicated than the current carrying value of this asset exceeded its estimated fair-market value by $3.5 million.

Also, utilizing the price we received for the sale of the ESCO business in February 2013 as an indicator of its fair value, we determined that the carrying value of the assets associated with this business were impaired.  In adjusting the carrying value to the fair value we incurred a $3.2 million impairment charge during the fourth quarter of 2012, which is included in the loss from discontinued operations.

Turning our focus to our liquidity, we ended the year with about $2.4 million of unrestricted cash and we received $1.8 million on the sale of the ESCO business in February 2013.  This cash has carried us to the end of July and we believe that as the new utility programs ramp up we will start to generate positive cash flow during the second half of the year.  We continue to monitor our cash position closely and are prepared to take action if required to, but hope that our current cash balances will be sufficient to carry us to the point that the business turns cash flow positive.

Due to the significant loss we incurred last year and the cash we consumed in 2012, our Auditors have modified their opinion to express a concern about our ability to continue as a going concern.  Steps we have taken to address this include shutting down the asset development business, selling the ESCO business, and significantly reducing remaining headcount.  Almost all of our resources are now focused on building out our utility business, which is a business with good growth prospects, and in which we are a market leader.  This business is also much less capital intensive than our former public sector business.

We have experienced a marked improvement in cash flow as we have begun to implement this strategy and expect continued improvements as new utility programs start to achieve profitability and restatement related costs decline.

A couple other issues that feel I should touch on include the SEC investigation and the situation with GES-Port Charlotte.

The SEC has opened an investigation in connection with the restatement and on September 11, 2012, it issued a subpoena for documents.  We have been cooperating with the SEC’s staff and have a meeting scheduled for the middle of August to review the results of our internal investigation.  It is our hope that when they see the depth and quality of our investigation, they will not feel the need to duplicate our work, which would help to expedite their investigation.

As for GES Port Charlotte, early last year the gas flow rates at the Zemel Road landfill-gas to electricity facility began to deteriorate, in part due to an underground fire in the well field.  The well field is owned and maintained by Charlotte County.  Whereas from startup in October 2011 until early spring 2012 the facility was receiving sufficient gas flow to run both generators at capacity, after the fire it only received enough gas to operate at about 60% of capacity.  There have been attempts made to correct the issues with the well field, but none were effective at improving the gas flow to any significant degree.  Earlier this year the County solicited bids to expand the well field and implement other improvements which would have increased the gas flow to levels to once again sufficient to operate both generators at capacity, but the County was not able to secure funding for this work.

The decline in gas flow resulted in a reduction in revenue from the facility, causing us to trip the debt service coverage covenant on the term loan we used to fund the construction of the facility.  Earlier this month we received a notice from PNC bank, the holder of the note, indicating that they were going to increase the interest rate on the loan to the default rate equal to 30-day Libor plus 9%.  We have been in discussions with the bank about entering into a forbearance agreement in which they would agree not to accelerate the loan for a period of time while we attempt to correct the gas flow issue and sell the facility.  The bank is currently considering our request.

We are in the process of reviewing quotes to implement improvements to the gas collection system, with the goal of increasing the gas flow to a level sufficient to operate the generators at capacity.  We expect to begin work on this shortly and anticipate we should start to see improvements in the gas flow within the next couple of months.  Once the facility is operating normally we plan to market it for sale, with the hope that we will be able to close on a sale sometime early next year.

The last topic I would like to quickly cover it the timing of future filings.  The two requirements NASDAQ imposed for our continued listing were that we file our 10-K and 10-Q by today, which we have done, and that we file our quarterly report for the first quarter of 2013 by next Friday.  We have made good progress on the 10-Q and hope to be able to file it by the required deadline.

With that I will hand it back to John.

John O’Rourke:

Thanks Jeff, I would like to summarize our thoughts before we hand it over for questions.

First, you may rest assured that the board and management will be monitoring our controls environment as we move forward..

Second, we believe that Lime Energy has found its place in the energy efficiency marketplace and has a commanding lead in its niche.  Our goal is to put a string of profitable quarters together starting in the fourth quarter of 2013.  To meet that goal, we will need to overcome those challenges I addressed in my introductory remarks.  We have set forth the following priorities to address those challenges and meet that goal:

•                  Reinforce a disciplined cost control environment;

•                  Execute on the business initiatives outlined in my opening remarks;

•                  Refine our strategy and growth to higher margin products and services;

•                  Build on our existing client relationships;

•                  Exercise patience in rebuilding our balance sheet; and

•                  Continue to invest in our technology platform to secure a commanding lead in cost effective energy efficiency resource acquisition in the small to medium sized commercial sector for our utility partners.

In closing, there is much work to be done.  There is no doubt that 2013 is a turnaround year for Lime. To that end, we have a lot of moving pieces with different initiatives and a new strategic focus.  As we make progress and gain more visibility we will determine the right time for providing guidance.

At this time we will conclude our comments and open the call for questions.